                                                                      Exhibit 11


     A reconciliation of basic and diluted earnings per share for the three-month and nine-month periods ending September 30 follows:

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

                                                               Three months ended                 Nine months ended
                                                                  September 30,                     September 30,
                                                            1999               1998            1999               1998
                                                        --------------     -------------   -------------      -------------
    Net income (loss)                                  $   (1,179,000)    $   3,019,000   $   5,593,000      $   8,728,000
                                                        ==============     =============  =============      =============

    Shares outstanding (Basic) (1)                         11,428,000        11,305,000      11,392,000         11,255,000
      Effect of dilutive securities - stock options           131,000           150,000         132,000            171,000
                                                         -------------      -------------  -------------      -------------
             Shares outstanding (Diluted)                  11,559,000        11,455,000      11,524,000         11,426,000
                                                        ==============     =============   =============      =============
    Net income (loss) per share
      Basic                                            $         (.10)    $         .27   $         .49      $         .78
      Diluted                                                    (.10)              .26             .49                .76

    (1) Shares outstanding have been adjusted for 5% stock dividends in 1999 and 1998.
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